Exhibit 23

Independent Auditors' Consent

The Board of Directors
Merchants Bancshares, Inc.:

We consent to incorporation by reference in the registration statements, Form S-3 (No. 333-41051), Form S-8 (No. 333-34869), Form S-8 (No. 333-34871), and Form S-8 (No. 333-18845) as amended by Post Effective Amendment No. 1 on Form S-8/A of Merchants Bancshares, Inc. and subsidiaries of our report dated March 8, 2004, with respect to the consolidated balance sheets of Merchants Bancshares, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, comprehensive income, changes in stockholders' equity and cash flows for the years then ended, which report appears in the December 31, 2003 annual report on Form 10-K of Merchants Bancshares, Inc.

/s/ KPMG LLP

Albany, NY

March 10, 2004

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